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HERSHA  HOSPITALITY  TRUST
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                                                              148 Sheraton Drive
                                                        New Cumberland, PA 17070
                                                             Phone: 717-770-2406
                                                               Fax: 717-774-0461
                                                                  www.hersha.com

               Hersha Hospitality Trust Announces New Board Member

Harrisburg, PA., July 9, 2003 -Hersha Hospitality Trust (AMEX: HT) announced today that Mr. John M. Sabin has been appointed to the Company's Board of Trustees. Mr. Sabin will also serve on the Company's Audit Committee as an independent trustee.

"We enthusiastically welcome John Sabin to our Board of Trustees," said Hasu P. Shah, Chairman and Chief Executive Officer of Hersha Hospitality Trust. "His understanding of hotel capital markets and experience with mergers and acquisitions positions John to make significant strategic contributions for Hersha and its shareholders."

Mr. Sabin has had a distinguished twenty-year career in the lodging and hospitality industry, serving in senior executive positions with Marriott Corporation, Vistana, Inc. (now owned by Starwood), Choice Hotels International, and Hudson Hotels. Mr. Sabin is currently the Chief Financial Officer, General Counsel and Secretary for Novascreen Biosciences Corporation, a private bioinformatics and contract research biotech company. Mr. Sabin earned his B.S. and Masters in Accounting, MBA in Finance and Juris Doctorate degrees, each with distinction, from Brigham Young University. Mr. Sabin also serves as a director on the board of Competitive Technologies, Inc., (AMEX: CTT).

Mr. Sabin will be filling a vacancy on the board created by the resignation of Mr. L. McCarthy Downs, who has served on the Board of Trustees since its initial public offering in 1999 and resigned his position as of June 30, 2003. Mr. Downs has decided to commit his time to other professional activities. Mr. Downs commented, "I have worked with Hersha since before its inception as a public company to where it is today. I have a great deal of confidence in the Company's management and my fellow trustees that they will maintain HT's position as one of the nation's leading hospitality REITs and continue to deliver superior returns to its shareholders." On Mr. Downs' departure Mr. Shah said, "Mac has worked with this company for five years since we began planning for our IPO. His insight and guidance were critical to our early success, and we will certainly miss him. We wish him the best of luck in his future endeavors."

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Hersha Hospitality Trust is a self advised real estate investment trust that owns premium limited and full service hotels in the eastern United States with strong, national franchise affiliations. The Company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets. The Company currently owns 18 hotels in New York, Pennsylvania, Maryland and Georgia.


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Further inquiries regarding Hersha Hospitality Trust should be directed to
Ashish Parikh, CFO, at (717) 770-2405.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.


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